NOMAD FOODS LIMITED
DESCRIPTION OF SECURITIES

As of December 31, 2022, Nomad Foods Limited (“we,” “us,” “our” and the “Company” ) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended - its ordinary shares of no par value. The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association, which we refer to as our Memorandum and Articles, which are incorporated by reference as an exhibit to the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission of which this Exhibit is a part. We encourage you to read our Memorandum and Articles and the applicable provisions of British Virgin Islands law for additional information.

General

We are a company organized under the laws of the British Virgin Islands with limited liability. We are registered at the Registry of Corporate Affairs of the British Virgin Islands under number 1818482, and our affairs are governed by the provisions of our Memorandum and Articles and by the provisions of applicable British Virgin Islands law.

Our Memorandum and Articles authorize the issuance of an unlimited number of shares of no par value, which may be ordinary shares or founder preferred shares. As of December 31, 2022, 172,550,253 ordinary shares and 1,500,000 founder preferred shares were issued and outstanding (and, as further described below, each founder preferred share automatically converted into one ordinary share effective January 3, 2023 in accordance with its terms). Our ordinary shares are listed on the New York Stock Exchange under the trading symbol “NOMD”.

Under our Memorandum and Articles, subject to the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”) and any other applicable legislation, our purpose is to carry on or undertake any business or activity, do any act or enter into any transaction and have full rights, powers and privileges for these purposes. For the purposes of Section 9(4) of the BVI Act, there are no limitations on the business that we may conduct.

Ordinary Shares

The following summarizes the rights of holders of our ordinary shares:

Voting Rights

Each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally. The affirmative vote of a majority of the votes of the shares entitled to vote which either were present at a meeting and were voted, or consented in writing, is required to approve action on a matter.

Dividends

The holders of our ordinary shares are entitled to share ratably in dividends and other distributions as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any.

Dissolution; Liquidation

Subject to the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), upon our liquidation, dissolution or winding up, the holders of our ordinary shares will be entitled to the distribution of the remaining assets pro rata to the number of fully paid up shares held by each holder relative to the total number of issued and fully paid up ordinary shares immediately prior to the winding up.

Transfer

Subject to the BVI Act and the terms of the Memorandum and Articles, any shareholder may transfer all or any portion of his, her or its ordinary shares.

Variation of Rights

As permitted by British Virgin Islands law and our Memorandum and Articles, we may vary the rights attached to any class, including our ordinary shares, with the written consent of at least 50% of the holders of each class of shares affected or by a resolution passed by at least 50% of the votes cast by eligible holders of the issued shares of the affected class at a separate meeting of the holders of that class.

Other Matters

Our ordinary shares carry no preemptive rights and are not redeemable (other than by agreement between the Company and the relevant shareholder) or entitled to the benefits of any sinking fund or liable for further capital calls. There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by British Virgin Islands law or by the Memorandum and Articles.

Founder Preferred Shares

In connection with our initial public offering of securities in April 2014, we issued an aggregate of 1,500,000 founder preferred shares to our founder entities. Effective January 3, 2023 in accordance with its terms, each founder preferred share automatically converted into one ordinary share. No founder preferred shares are currently outstanding and no additional founder preferred shares are expected to be issued.

Founder preferred shares conferred upon the holder the following: (i) the right to one vote per founder preferred share on all matters to be voted on by shareholders generally and vote together with the holders of ordinary shares; (ii) commencing on January 1, 2015 and for each financial year thereafter (a) once the average price per ordinary share for the “dividend determination period” (i.e. the last ten consecutive trading days of a year) was at least $11.50 (which condition was satisfied for the year ended December 31, 2015), the right to receive an “annual dividend amount” (as defined in our Memorandum and Articles), payable in ordinary shares or cash, at the Company’s sole option; and (b) the right to receive dividends and other distributions as may be declared from time to time by the Company’s board of directors with respect to the ordinary shares (such dividends to be distributed among the holders of founder preferred shares, as if for such purpose the founder preferred shares had been converted into ordinary shares immediately prior to such distribution) plus an amount equal to 20% of the dividend which would be distributable on such number of ordinary shares equal to the “preferred share dividend equivalent” (as defined in our Memorandum and Articles); (iii) in addition to amounts payable pursuant to clause (ii) above, the right, together with the holders of ordinary shares, to receive such portion of all amounts available for distribution and from time to time distributed by way of dividend or otherwise at such time as determined by the directors; (iv) the right to an equal share (with the holders of ordinary shares on a share for share basis) in the distribution of the surplus assets of Nomad on its liquidation as are attributable to the founder preferred shares; and (v) the ability to convert into ordinary shares on a 1-for-1 basis (mandatorily upon a change of control or the seventh full financial year after an acquisition).

Transfer Agent

The transfer agent for our ordinary shares is Computershare.

Indemnification Matters

Our Memorandum and Articles provide that we may indemnify any person who is or was a director or who is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another entity, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. A person may be indemnified only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

In addition, we have entered into indemnification agreements with our directors pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director.

We have purchased and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of British Virgin Islands laws and our Memorandum and Articles in relation to our shareholders’ meetings:

•we are required to hold an annual general meeting in each calendar year provided that not more than 15 months shall elapse between the date of one annual meeting and the date of the next, unless such period is extended, or such requirement is waived, by a resolution of the shareholders;

•the board of directors may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the board considers necessary or desirable;

•upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of a matter for which a meeting is requested, the directors are required to convene a meeting of shareholders;

•when convening a meeting, the board of directors must give not less than ten days’ notice of a meeting of shareholders to: (i) those shareholders who are entitled to vote at the meeting; and (ii) the other directors;

•a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting, and for this purpose the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares that such shareholder holds;

•a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

•a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy one shareholder entitled to vote on resolutions of shareholders to be considered at the meeting (a “quorum”);

•a resolution of shareholders is valid only if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of a majority of the votes of the shares entitled to vote thereon that were present at the meeting and were voted or consented to in writing by a majority of the votes of shares entitled to vote thereon.

Board of Directors

The management of our Company is vested in a board of directors. Our Memorandum and Articles provide that our board of directors must be composed of at least one member. Subject to the BVI Act and our Memorandum and Articles, our directors may be appointed by resolution of shareholders or by the board of directors, without the approval of shareholders, for such term as the shareholders or directors, as applicable, determine. In the case of a vacancy in the office of a director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining directors may appoint a successor and fill such vacancy. Directors are not required to be shareholders.
Our board of directors consists of ten members. Two members of the board present or represented at a board meeting constitutes a quorum, except where otherwise decided by the directors or where there is a sole director, in which case the quorum shall be one. Actions at a meeting are adopted by a majority vote. Our board of directors may also take action by means of a written consent signed by a majority of directors.

Our board of directors is vested with the power to borrow or raise money and secure any debt or binding obligations on the Company. The board may delegate the daily management of our business, as well as the power to represent us in our day-to-day business, to individual directors, agents or committees (with the power to sub-delegate) as it deems fit. The board may determine the conditions of appointment and dismissal as well as the remuneration and powers of any persons or committees so appointed. The board may also determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable to committees it creates.

Disclosure Requirements

Our Memorandum and Articles provide that we may, by notice in writing, require any person to whom we know or have reasonable cause to believe to have been interested in our shares at any time during the three years preceding such notice, to confirm whether or not that is the case and to give such further information as may be required by our Memorandum and Articles. If a shareholder is in default of supplying us with the information required within the prescribed period, our directors, in their absolute discretion, may serve a direction notice on the shareholder which may direct that, in respect of the shares in which default has occurred, the shareholder shall not be entitled to attend or vote in meetings of shareholders. Additionally, if the shares in which the default has occurred represent at least 0.25% of the number of the class concerned, the direction notice may direct that dividends on such shares be retained by the Company and that no transfer of the shares shall be registered until the default is rectified.

Comparison of Shareholder Rights Described Herein

We are incorporated under, and are governed by, the laws of the British Virgin Islands. The following discussion summarizes with respect to the matters described herein the material differences between the rights of holders of our ordinary shares and the rights of common shareholders of a typical corporation incorporated under the laws of the State of Delaware.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a solvent Delaware corporation owes fiduciary duties to the corporation and its shareholders. These duties have two components: the duty of care and the duty of loyalty. The duty of care requires that a director inform himself or herself of all material information regarding a decision. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation and its shareholders. A director must not use his corporate position for personal gain or advantage. The duty of loyalty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder that is not shared by the shareholders generally. In general, the “business judgment rule” presumes that actions of the board of directors are made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its shareholders. This presumption may be rebutted by evidence of a breach of the directors’ fiduciary duties. If this presumption is rebutted, the board of directors bear the burden of proving that the actions were “entirely fair” to the corporation or its minority shareholders. In addition, Delaware common law imposes “heightened” judicial scrutiny on actions of directors in certain circumstances, such as upon a sale of the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum and articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders of a corporation is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the corporation’s bylaws, but the certificate of incorporation may also confer such right on the directors of the corporation.

Consent in Lieu of Meeting

Under Delaware corporate law, a consent in lieu of a meeting of the directors must be unanimous to take effect. Under British Virgin Islands law and our Memorandum and Articles, only a majority of the directors are required to sign a written consent.

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting by consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. If any shareholder action is taken by less than unanimous consent, notice of such action must be given to those shareholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of shareholders were delivered to the corporation.

Our Memorandum and Articles provides that any shareholder action permitted to be taken at a shareholder meeting may also be taken by written consent of a majority of the votes of shares entitled to vote thereon. If any shareholder resolution is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall be sent to all shareholders not consenting to such resolution.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with any notice provisions in the certificate of incorporation or bylaws of the corporation. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our Memorandum and Articles provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale, lease or exchange of assets of a corporation (including property or assets of its subsidiaries) only when all or substantially all assets are being sold to a person other than a subsidiary of the Company. Under British Virgin Islands law generally, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold to any person if not made in the usual or regular course of the business carried out by the company. Under our Memorandum and Articles this requirement of British Virgin Islands law has been disapplied and accordingly no shareholder approval is required in relation to such a disposal or sale.

Redemption of Shares

Under Delaware corporate law, by provision of the certificate of incorporation, any class or series of stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided that after such redemption shares of a class or series of stock with full voting power remain outstanding. The class or series of stock may, by provision of the certificate of incorporation, be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock pursuant to the power expressly vested in the board of directors by the certificate of incorporation. Under Delaware corporate law, shares also may be repurchased with the consent of both the corporation and the holder, except that shares may not be repurchased for more than the price at which such shares may then be redeemed at the option of the corporation. Both the redemption and repurchase of shares of a Delaware corporation are subject to certain solvency limitations established by Delaware corporate law and Delaware common law. As permitted by British Virgin Islands law and our Memorandum and Articles, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as specified in the terms of the applicable class or series of shares.

Squeeze-Out Merger

Under the Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of voting stock of another corporation and where at least one of the corporations is a Delaware corporation and the laws of the jurisdiction of the other corporation don’t prohibit such action, may either merge the other corporation into itself or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon and the resolution must include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificate therefor. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum and articles of association, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. In our Memorandum and Articles, we have opted out of the BVI Act’s squeeze out provisions.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares entitled to vote thereon, and if such variation would change the rights of such class so as to affect them adversely, with the approval of a majority of the outstanding shares of such class, voting separately as a single class. As permitted by British Virgin Islands law and our Memorandum and Articles, we may vary the rights attached to any class with the written consent of at least 50% of the holders of each class of shares affected or by a resolution passed by at least 50% of the votes cast by eligible holders of the issued shares of the affected class at a separate meeting of the holders of that class.

Election of Directors

Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum) or by a sole remaining director. Subject to the BVI Act and pursuant to our Memorandum and Articles, directors shall be appointed at any time, and from time to time, by our directors, without the approval of shareholders, either to fill a vacancy or as an alternate or additional director. The shareholders may, by a majority vote, appoint any person as a director.

Removal of Directors

Under Delaware corporate law generally, a director of a corporation without a classified board may be removed, with or without cause, by the holders of a majority (or such larger portion set forth in the certificate of incorporation) of the outstanding shares entitled to vote at an election of directors. Under Delaware corporate law, generally a director of a corporation with a classified board may be removed only for cause with the approval of a majority (or such larger portion set forth in the certificate of incorporation) of the outstanding shares entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise. Under Delaware corporate law, generally a director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Our Memorandum and Articles provide that a director may be removed at any time if he or she: (i) resigns by written notice to the Company; (ii) is requested to resign by written notice of all of the other directors; (iii) ceases to be a director by virtue of any provision of law or becomes prohibited by law from or is disqualified from being a director; (iv) becomes bankrupt or makes any arrangement or composition with his creditors generally or otherwise has any judgment executed on any of his assets; (v) becomes of unsound mind or incapable; (vi) is absent from meetings of directors for a consecutive period of 12 months and the other directors resolve that his office shall be vacated; (vii) dies; or (viii) a resolution of shareholders is approved by a majority of the shares entitled to vote on such matter passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or a written special resolution of shareholders is passed by at least 75% of the votes of shares entitled to vote thereon.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent Delaware corporation by a resolution or unanimous consent in lieu of a meeting. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent Delaware corporation by a majority of the outstanding stock of such corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation is vested in all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. One or more companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the British Virgin Islands if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the British Virgin Islands are incorporated. In respect of such a merger or consolidation, a British Virgin Islands company is required to comply with the provisions of the BVI Act, and a company incorporated outside the British Virgin Islands is required to comply with the laws of its jurisdiction of incorporation.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may, upon proper demand, and for any proper purpose, inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Members of the public, on payment of the requisite fee, can obtain a copy of a Delaware corporation’s certificate of incorporation. Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs, including the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), records of license fees paid to date, any articles of dissolution, any articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a) the memorandum and articles of association;

(b) the register of members;

(c) the register of directors; and

(d) the minutes of meetings and resolutions of shareholders and of those classes of shares of which he or she is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the memorandum and articles of association of the company, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the court for an order that he or she should be permitted to inspect the document or to inspect the document without limitation.

Where a British Virgin Islands company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify the registered agent of any changes to the originals of such registers, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A British Virgin Islands company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine the minutes of meetings and resolutions of shareholders and of classes of shareholders, and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept. Our registered agent in the British Virgin Islands is: Intertrust Corporate Services (BVI) Limited, Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands.

Conflict of Interest

Under Delaware corporate law, a contract or transaction between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest or is a director or officer, is not void or voidable as long as (i) the material facts as to the director’s or officer’s relationship or interest are disclosed or known and either (A) a majority of the disinterested directors authorizes the contract or transaction in good faith or (B) the shareholders vote in good faith to approve the contract or transaction or (ii) the contract or transaction is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders. Delaware corporate law permits the corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

The BVI Act provides that a director shall, forthwith after becoming aware that he or she is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself or herself and is otherwise in the ordinary course of business and on usual terms and conditions. As permitted by British Virgin Islands law and our Memorandum and Articles, a director interested in a particular transaction may vote on it, attend meetings at which it is considered and sign documents on our behalf that relate to the transaction. In addition, if our directors have other fiduciary obligations, including to other companies on whose board of directors they presently sit and to other companies whose board of directors they may join in the future, to the extent that they identify business opportunities that may be suitable for us or other companies on whose board of directors they may sit, our directors are permitted to honor those pre-existing fiduciary obligations ahead of their obligations to us. Accordingly, they may refrain from presenting certain opportunities to us that come to their attention in the performance of their duties as directors of such other entities unless the other companies have declined to accept such opportunities or clearly lack the resources to take advantage of such opportunities.

Transactions with “Interested Shareholders”

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by appropriate action, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date that the person becomes an “interested stockholder.” An “interested stockholder” generally is a person or group that owns or owned 15% or more of the corporation’s outstanding voting stock within the past three years. This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the corporation in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an “interested stockholder,” the board of directors approves either the business combination or the transaction that resulted in the person becoming an “interested stockholder.”

British Virgin Islands law has no comparable provision. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into in the bona fide best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions on cumulative voting under the laws of the British Virgin Islands, but our Memorandum and Articles do not provide for cumulative voting.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for certain remedies that may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, British Virgin Islands courts can issue a restraining or compliance order. However, shareholders cannot also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for shareholders’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to them, they may apply to the court for an order based on such conduct. In addition, any shareholder of a company may apply to the courts for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act also provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger, if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (ii) a consolidation, if the company is a constituent company; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (a) a disposition pursuant to an order of the court having jurisdiction in the matter, (b) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (c) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (v) an arrangement, if permitted by the court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by a company’s memorandum and articles of association.